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                                                                    Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Neurocrine Biosciences, Inc. Amended 1992 Incentive Stock Plan, the Neurocrine Biosciences, Inc. Amended 1996 Director Option Plan and the Northwest NeuroLogic, Inc. Restated 1997 Stock Incentive Plan of our report dated February 3, 1998, except for Note 10, for which the date is February 27, 1998, with respect to the financial statements of Neurocrine Biosciences, Inc. included in its Annual Report on Form 10- K for the year ended December 31, 1997.


                                                  ERNST & YOUNG LLP

San Diego, California
June 23, 1998











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